EXHIBIT 23.2

Consent of Independent Reserve Engineers

March 13, 2008

Mr. Martin Eden
Chief Financial Officer
Gran Tierra Energy Inc. (Gran Tierra)
300, 611 - 10th Ave, SW
Calgary, Alberta T23R 0B2
Canada

Gran Tierra Registration Statement:
Form S-8 (Reg. No. 333-146815)
Filed with the United States Securities Exchange Commission

Dear Mr. Wei:

As the independent reserve engineers for Gran Tierra, Gaffney, Cline & Associates, Inc. (GCA) hereby confirms that it has granted and not withdrawn its consent to the reference to GCA's review of Gran Tierra's reserves as of December 31, 2007 in the form and context disclosed by Gran Tierra in its Form 10-K submission filed with the United States Securities and Exchange Commission on March 13, 2008 for the period ending December 31, 2007.

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Please do not hesitate to contact us if you have any questions.

Very Truly yours,

GAFFNEY, CLINE & ASSOCIATES, INC.

/s/ David K. Morgan

David K. Morgan
Senior Technical Manager